Exhibit 99.1

JOINT FILING STATEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares, par value $0.0001 per share, of Youdao, Inc., a company organized under the laws of the Cayman Islands, and that this agreement may be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 23, 2021.

WILLIAM LEI DING

/s/ William Lei Ding

SINO INTELLIGENCE TRUST

By:	/s/ Yeu Chi Fai and Kan Tim Hei
Name:	Yeu Chi Fai and Kan Tim Hei on behalf of TMF (Cayman) Ltd.
Title:	Trustee

SINO INTELLIGENCE HOLDING LIMITED

By:	/s/ Kan Tim Hei
Name:	Kan Tim Hei on behalf of S.B. Vanwall Ltd.
Title:	Director

DRAGON CREATION TECHNOLOGY LIMITED

By:	/s/ William Lei Ding
Name:	William Lei Ding
Title:	Director